   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ____________, 1999

                                                      REGISTRATION NO. _________

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                             REGISTRATION STATEMENT
                                FILED ON FORM S-3

                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                            ORTEC INTERNATIONAL, INC.

                         (NAME OF ISSUER IN ITS CHARTER)

   DELAWARE                        8099                        11-3068704
---------------               ----------------           ---------------------
(STATE OR OTHER              (PRIMARY STANDARD              (I.R.S. EMPLOYER
JURISDICTION OF               INDUSTRIAL CODE            IDENTIFICATION NUMBER)
INCORPORATION)                        NUMBER)

             3960 BROADWAY, NEW YORK, NEW YORK 10032 (212) 740-6999
             ------------------------------------------------------
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 DR. STEVEN KATZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ORTEC INTERNATIONAL, INC.
             3960 BROADWAY, NEW YORK, NEW YORK 10032 (212) 740-6999
             ------------------------------------------------------

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                -----------------
                                   COPIES TO:

                             GABRIEL KASZOVITZ, ESQ.
                             SAUL M. KASZOVITZ, ESQ.
               FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP 750 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-1200

                                 (212) 888-8200

                               FAX: (212) 888-7776

                                ----------------

         Approximate date of proposed sale to the public:   Not applicable.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                                Proposed                Proposed
     TITLE OF EACH CLASS OF        Amount to be                 Offering                Aggregate              Amount of
        SECURITIES BEING            Registered                  Price Per               Offering              Registration
           REGISTERED                   (2)                     Security (1)            Price(1)                 Fee (1)
   ------------------------        -----------------           -------------           ------------          -------------
Common Stock, par value            1,031,247 Shares            $ 7.41875 (3)            $7,650,564            $    2,127
$.001 per share (2)


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 416, this Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of any warrants or options to which the shares of Common Stock being registered hereby are included.

(3) Represents the average of the high and low sales prices of the Common Stock for June 14, 1999, as reported by the Nasdaq SmallCap Market.

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO
                  SECTION 8(a), MAY DETERMINE.

                            ORTEC INTERNATIONAL, INC.

                        1,031,247 SHARES OF COMMON STOCK

         This prospectus covers 1,031,247 shares of Common Stock, par value $.001 per share (the "Common Stock"), of ORTEC INTERNATIONAL, INC., a Delaware corporation held by our shareholders, including 348,557 shares issuable by us upon the exercise of certain options (the "Options") and warrants (the "Warrants") granted by us in the past (collectively, the "Options and Warrants"). Other than the proceeds received by us from the exercise of the Options and/or Warrants, if any, we will not receive any proceeds from the sale of those shares. The holders of those shares intend to sell them from time to time for their own respective accounts in the open market at the prices then available or in individually negotiated transactions at such prices as may be agreed upon. Each such holder will bear all expenses with respect to the offering of the shares by it, him or her, except the costs associated with preparing and printing this prospectus. Our Common Stock is traded on the NASDAQ SmallCap Market System under the symbol "ORTC." On June 14, 1999, the last reported sale price of the Common Stock was $7-3/16
                           --------------------------
                           SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR
                  INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                  INVESTORS.

                           --------------------------

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS ___________, 1999

In this prospectus, references to the "Company", "Ortec" , "we", "us" and "our" refer to Ortec International, Inc.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Disclosure Regarding Forward-Looking Statements ..................             2
Prospectus Summary ...............................................             3
Risk Factors .....................................................             6
Use of Proceeds ..................................................             9
Selling Shareholders .............................................            10
Description of Securities ........................................            12
Plan of Distribution .............................................            14
Incorporation of Certain Information by Reference ................            14
Legal Matters ....................................................            14
Experts ..........................................................            15
Disclosure of Commission Position on Indemnification for
   Securities Act Liabilities ....................................            15
Where You Can Find More Information ..............................            16


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding the future clinical trials for our one product, approvals by the United States Food and Drug Administration and other plans and objectives for the future and assumptions and predictions about future supply, manufacturing, costs and marketing are all forward-looking statements. When we use words like "intend, "anticipate", "believe", "estimate", "plan" or "expect", we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                               PROSPECTUS SUMMARY

       All of the information in this summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus, including information under "Risk Factors."

                                   THE COMPANY

       We are a development stage biomaterial and cell culture biotechnology company that has developed a patented technology, Composite Cultured Skin ("CCS"). CCS acts as a biologically active dressing that stimulates the repair, replacement and regeneration of human skin. Our product is intended to be utilized for the treatment of numerous skin wounds, including partial thickness burns, venous stasis ulcers, diabetic ulcers, damage from Epidermolysis Bullosa disease ("EB"), as well as the treatment of autograft donor sites (which are areas of a patient's body from which the patient's skin is taken to cover a wound at another part of such patient's body).

       CCS's permeable, bi-layer structure utilizing a collagen-based scaffolding (framework) containing immature dermal and epidermal cells (which comprise the two major layers that form the human skin) stimulates rapid regeneration and remodeling of human skin. When CCS is applied to the wound site, it produces a mix of growth factors that stimulate wound closure.

       With the approval of the United States Food and Drug Administration ("FDA") we are currently conducting clinical trials of the use of CCS in the treatment of autograft donor site wounds, venous stasis ulcers and partial thickness burns. We are proceeding to secure FDA approval to conduct a clinical trial of the use of CCS in the treatment of diabetic foot ulcers. We have already completed an FDA approved clinical trial of the use of CCS in the treatment of chronic ulcers in patients with EB and we expect to file an application with the FDA for a Humanitarian Device Exemption which, if approved, will allow us to make commercial sales of CCS for the treatment of EB patients. We hope to begin making commercial sales of CCS for the treatment of EB patients by the end of 1999. See "Disclosure Regarding Forward Looking Information".

       We are also currently focusing on the treatment of donor site wounds. We conducted a donor site pilot study which was completed in the fourth quarter of 1998. During the second quarter of 1999, we initiated patient enrollment for a pivotal donor site trial (which requires a significantly larger patient population than a pilot study) which, if successful, will enable us to secure FDA approval for commercial sale of CCS for the treatment of donor site wounds. See "Disclosure Regarding Forward Looking Information."

       Our FDA approved human clinical trial program for the treatment of partial thickness burn patients was conducted on 29 patients at a number of hospitals, after which patient enrollment was closed. We are currently completing the follow up on the patients and will then evaluate the results of those operations.

       The technology for CCS was developed by Dr. Mark Eisenberg, a physician in Sydney, Australia. Dr. Eisenberg, an officer and director of Ortec and one of its largest shareholders, has been involved in biochemical and clinical research at the University of New South Wales in Australia for over twenty years, focusing primarily in treating the symptoms of EB. In 1987, through his work on EB, Dr. Eisenberg first succeeded in growing epidermal layers of human skin, which were successfully applied as an allograft (a transplant other than with the patient's own skin) on an EB patient. Dr. Eisenberg continued his research which eventually led to the development of CCS -- a biologically active dressing which consists of both the dermal and epidermal layers.

       Dr. Eisenberg received a U.S. patent for CCS in February 1994, which was reissued in December 1996, claiming a composite living skin having an epidermal layer of non-porous collagen and a dermal layer of porous cross-linked collagen sponge matrix, each layer containing appropriate cells. Dr. Eisenberg assigned his patent for the CCS technology to us in April 1998. We have also been granted a European patent for most of Europe, as well as patents in Australia and New Zealand, Israel, Japan, Thailand and South Africa. We are prosecuting patent claims in Russia, China and Canada. One of our competitors recently filed an Opposition with the European Patent Office challenging the validity of our patent in Europe. Our patent counsel is now preparing our response. The Opposition in Europe may not be resolved for at least two years. While the result in Europe will not affect the validity of our patent in the United States, we cannot give you any assurance that our United States patent will not be successfully challenged in court or in further U.S. Patent Office proceedings. Nor can we give you any assurance that any of our United States or foreign patents will provide any commercial benefits to us.

       Our immediate focus is to use CCS to treat acute and chronic skin wounds and associated diseases. However, we believe that there is an opportunity to apply our core technologies to repair selected structural tissues such as tendon, ligament, cartilage, bone and blood vessels. In order to achieve our objectives, we have identified five strategic initiatives: (i) developing a commercial manufacturing operation; (ii) seeking a corporate sales and distribution partner; (iii) implementing a plan to operate in a managed care/reimbursement environment; (iv) continuing our human clinical trials; and
(v) continuing our research and development. See "Disclosure Regarding Forward Looking Information."

       We are currently engaged in the process of exploring the viability of establishing strategic alliances to enhance our competitive position in the marketplace and to provide us with substantially greater economic resources and production and distribution capabilities than those currently available to us. However, we cannot give you any assurance as to if or when we can form any strategic alliance, or that if we succeed in forming an alliance, that such alliance will result in the production and/or commercial sale of our CCS on a profitable basis.

       As a development stage company we have not yet sold any products. Our activities have been limited to human clinical tests of CCS and research and development. From the creation of Ortec in March 1991 through March 31, 1999, we have spent an aggregate of $7,243,819 for human clinical trials and research and development, which figure does not include employee salaries. From inception in March 1991 through March 31, 1999 we have sustained a net loss of $23,347,584.

       Ortec was organized in 1991 under the laws of the State of Delaware for the purpose of acquiring our skin replacement product from Dr. Eisenberg and to develop, test and market it. Our executive offices are located at 3960 Broadway, New York, New York, and our telephone number is (212) 740-6999.

                                  THE OFFERING

Securities Offered                           1,031,247  shares of Common Stock

Common Stock to be outstanding
  after the Offering(1)                      6,912,310 shares

Use of Proceeds                              Other than the proceeds from the
                                             exercise of the Options and
                                             Warrants, we will not receive any
                                             proceeds from the sale of the
                                             shares.

Risk Factors                                 An investment in the shares
                                             involves a high degree of risk. See
                                             "Risk Factors."

Nasdaq SmallCap System
  Trading Symbol                             "ORTC"

-----------

(1) Includes 348,557 shares offered by this prospectus issuable upon exercise of all the Options and Warrants. Does not include (i) 161,011 shares reserved by us for issuance upon exercise of warrants granted by us expiring January 19, 2000 exercisable at $1.00 per share; (ii) 1,188,600 shares reserved by us for issuance upon the exercise of our publicly traded Class B Warrants at $15 per share and expiring November 30, 1999; (iii) 1,543,250 shares reserved by us for issuance upon the exercise of stock options included in our 1996 Stock Option Plan, of which options to purchase 939,750 shares at prices ranging from $6.00 to $21-3/8 have already been granted by us ; and (iv) 401,709 shares reserved by us for issuance upon the exercise of other outstanding warrants granted by us, at prices ranging from $6.00 to $14.25 and expiring at various times from June 20, 1999 to December 1, 2002.

                                  RISK FACTORS

       The purchase of the shares involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before purchasing the shares, you should consider carefully the general investment risks enumerated elsewhere in this prospectus and the following risk factors, as well as the other information contained in this prospectus.

       NEED FOR FUTURE FINANCING. We anticipate that our cash on hand is sufficient to meet our cash requirements through approximately July 2000. However, we cannot give you any assurance that we will not incur unexpected costs. Before the end of that period we may be required to raise additional funds to complete our human clinical trials (if not completed by then) and produce and market our Composite Cultured Skin. We may then seek additional funds through sale of our securities to the public and through private placements, debt financing or short term loans. We cannot give you any assurance that we will be able to obtain additional financing on terms acceptable to us, if at all. Our failure to obtain acceptable additional financing would have a material adverse effect on our operations. We have no current understandings or commitments from any persons that they will provide any additional financing. Additional financing may result in dilution for then current shareholders. See "Disclosure Regarding Forward Looking Statements."

         DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY. We are a development stage company organized in March 1991. We have no products approved for commercial sale and we have not realized any operating revenues. We are likely to continue to encounter difficulties which are common to development stage companies, including unanticipated costs relating to development, delays in the testing of products, regulatory approval and compliance and competition. We will not, in all likelihood, generate any revenues until we obtain FDA approval to sell our skin replacement product in commercial quantities for human application. We cannot give you any assurance that such approval will be obtained, or if obtained, that sales of our product can be made on a profitable basis.

       UNCERTAINTY OF CLINICAL TRIALS; NEED TO OBTAIN FDA PREMARKETING APPROVAL; GOVERNMENT REGULATION. Pursuant to the Federal Food Drug and Cosmetic Act and regulations promulgated thereunder, the FDA regulates the manufacture, distribution and promotion of medical devices in the United States. Our Composite Cultured Skin is subject to regulation as a medical device. Prior to commercial release of our product, premarket approval by the FDA will be required. Before receiving such approval we must provide proof in human clinical trials of the nontoxicity, safety and efficacy of our Composite Cultured Skin. Premarket approval is a lengthy and expensive process and we cannot give you any assurance that we will obtain FDA approval for any commercial sale of our product. The human clinical trials are lengthy and expensive processes and we cannot give you any assurance of the successful completion of any of the clinical trials we are now conducting or will undertake. Even if we obtain FDA approval, our Composite Cultured Skin and any manufacturing facilities used to manufacture it will continue to be subject to review, periodic inspections and specific recordkeeping, reporting, product testing, design, safety and labeling requirements. Accordingly, our business, financial condition and emergence from the development stage are dependent on timely FDA approval for our product.

       UNCERTAINTY OF MARKET ACCEPTANCE; RELIANCE ON ONE PRODUCT. Acceptance of our product is difficult to predict and will require substantial marketing efforts and the expenditure of significant funds. We cannot give you any assurance that our product will be successful in providing viable skin replacement on a commercial basis or that it will be accepted by the medical community. In addition, our only product is our Composite Cultured Skin. We do not expect it to be available for commercial sale until the end of 1999 and then only for the very small EB patient population. We expect that our Composite Cultured Skin will likely be our only product for an indefinite period of time. The failure of our product to achieve market acceptance will have a material adverse impact on our financial condition.

       TECHNOLOGICAL CHANGE; HIGHLY COMPETITIVE INDUSTRY. The biomedical field is undergoing rapid and significant technological change. Our success will depend on our ability to establish and maintain a competitive position in this marketplace. Many companies and academic institutions have developed, or are capable of developing products based on other technologies that are or may be competitive with our Composite Cultured Skin. Our competitors include Organogenesis, Inc., Genzyme Tissue Repair, Inc., Advanced Tissue Sciences, Inc., Life Cell Corporation and Integra Life Sciences. Many of those and other potential competitors are well established, are much larger than we are and have substantially greater financial and other resources than we have and have skin replacement products that are being commercially sold or are available for commercial sale. Such companies and academic institutions may succeed in developing other products that are more effective than our Composite Cultured Skin.

       ANTICIPATED DEPENDENCE ON THIRD PARTIES FOR MARKETING; LIMITED MARKETING EXPERIENCE. We intend to sell our Composite Cultured Skin primarily through third party distributors although we may sell directly on a limited basis. We have no marketing experience and only limited financial and other resources to undertake extensive independent marketing activities. We cannot give you any assurance that we will be able to enter into marketing agreements with third parties on acceptable terms or market our Composite Cultured Skin successfully by ourselves.

       LIMITED SUPPLIES OF MATERIALS. We are currently purchasing bovine collagen sponges, a key component of our Composite Cultured Skin, from one supplier who produces the sponges to our specifications. We have no written agreement with that supplier obligating the supplier to supply sponges to us. If we were required to secure another source for bovine collagen sponges, we would encounter additional delay and expense in continuing our human clinical trials and, consequently, in marketing our Composite Cultured Skin.

       We will continue to rely on a limited number of outside suppliers to supply other materials that we use in producing and testing our Composite Cultured Skin. We cannot give you any assurance that we or our suppliers will continue to have access to a sufficient supply of these materials.

       LIMITATIONS OF PATENT PROTECTION. In April 1998, Dr. Eisenberg, the original developer of our Composite Cultured Skin, assigned his patent for the technology to us. Dr. Eisenberg received a U.S. patent for our Composite Cultured Skin in February 1994, which was reissued in December 1996 after an unsuccessful challenge by Organogenesis, Inc. The U.S. patent expires in 2011. We have also been granted a European patent for most of Europe, as well as patents in Australia and New Zealand, Israel, Japan, Thailand and South Africa. We are prosecuting patent claims in Canada, Russia and China. One of our competitors recently filed an Opposition with the European Patent Office challenging the validity of our patent in Europe. Our patent counsel is now preparing our response. The Opposition in Europe may not be resolved for at least two years. While the result in

Europe will not affect the validity of our patent in the United States, we cannot give you any assurance that our patent may not be successfully challenged in court proceedings. Nor can we give you any assurance that any United States or foreign patents will provide us with any commercial benefits.

       Several of our competitors, including Organogenesis, Inc., Advanced Tissue Sciences, Inc., Genzyme Tissue Repair Inc., Integra Life Sciences and LifeCell Corporation have been granted patents relating to their particular artificial skin technologies.

       PRODUCT LIABILITY. We are exposed to the risk of product liability claims in the event that our Composite Cultured Skin causes injury or otherwise results in adverse effects. Although we have obtained product liability insurance coverage in the amount of $2,000,000, there can be no assurance that such insurance coverage will be adequate to protect us against future product liability claims or that product liability insurance will be available to us in the future on terms acceptable to us, if at all.

       DEPENDENCE ON KEY PERSONNEL. We are dependent on Dr. Steven Katz, the Company's President, for managing our affairs. The loss of Dr. Katz' services could adversely affect us.

       EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. 2,722,664 shares, including 348,557 shares covered by this prospectus, that are issuable upon exercise of outstanding warrants and options (at prices ranging from $1.00 per share for 156,807 shares to $21-3/8 per share) will be eligible for immediate sale into the public securities markets after such warrants and options are exercised. In addition, 273,413 shares that are issuable upon exercise of other outstanding warrants and options exercisable at prices ranging from $1.00 (for 4,204 shares) to $14.25 are eligible for sale in the public securities markets one or two years after such warrants and options are exercised. We cannot make any prediction as to the effect, if any, that sales of those shares, or the availability of those shares for sale, will have on the market prices of our Common Stock prevailing from time to time.

       POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of our Common Stock may be highly volatile, as has been the case with the securities of other development stage biotechnology companies. Factors such as our or our competitors' announcements concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of our Common Stock.

       STATE BLUE SKY REGISTRATIONS. The shares covered by this prospectus may be sold in certain states and the purchaser of such shares may then resell such shares in the public securities markets (or otherwise) in such states only if our Common Stock is then qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the purchasers of such shares reside. Although our Common Stock is qualified for sale or exempt from qualification in a number of states, we can give you no assurance that our shares can be sold in every state. Our failure to meet the state securities law requirements of a state in which a purchaser in this Offering seeks to resell the shares purchased in this Offering, will cause the resale or disposition of the Common Stock purchased in this Offering to become unlawful in that state.

       NO DIVIDENDS. We have not paid any dividends on our Common Stock and do not intend to do so in the foreseeable future. Our Board of Directors intends to retain all earnings, if any, for use in our business operations.




       CONCENTRATION OF OWNERSHIP; DELAWARE CORPORATE LAW PROVISIONS. Our executive officers, directors, founders and affiliated persons beneficially own 2,084,256 shares of our outstanding Common Stock representing approximately 31.8% of the total of our outstanding shares before the exercise of any outstanding warrants and options. Accordingly, such persons will be able to exercise substantial control in the election of the directors of the Company, increases in our authorized capital or the dissolution or merger of the Company, or sale of our assets, and otherwise influence the control of our affairs. Such substantial control by these persons could serve to impede or prevent a change of control of our Company. As a result, potential purchasers may not seek to acquire control of our Company through the purchase of Common Stock which may tend to reduce the market price of the Common Stock. In addition, our Company is subject to provisions of the General Corporation Law of the State of Delaware respecting business combinations which could, under certain circumstances, also hinder or delay a change in control.

                                 USE OF PROCEEDS

       Other than the proceeds received by us from the exercise of the Options and Warrants, we will not receive any proceeds from the sale of shares covered by this prospectus.

       Any proceeds received by us from the exercise of any or all of the Options and Warrants may be used for our general working capital purposes, including research and development and human clinical trials. We have not specifically allocated the proceeds among these uses, and actual expenditures will depend on a number of factors. The use of any proceeds from the exercise of the Options and Warrants, and the timing of such use, will depend on the availability to us of cash from other sources. Proceeds not immediately required for the purposes described above will be invested by us principally in United States government obligations, short term certificates of deposit, money market funds or other short term, interest bearing investments.

                              SELLING SHAREHOLDERS

       The following table sets forth certain information regarding beneficial ownership of our Common Stock as of May 31, 1998 by each Selling Shareholder. Except as indicated in the footnotes to this table, we believe that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                            AMOUNT AND
                                            NATURE OF                  SHARES                   BENEFICIALLY
NAME OF                                     BENEFICIAL                REGISTERED                    OWNED
BENEFICIAL OWNER                            OWNERSHIP*                 FOR SALE                  AFTER SALE*
----------------                            ----------                 --------                  -----------

Pequot Capital Management, Inc.             834,179(1)                281,153(1)                 553,026(1)

Joseph Stechler                             955,166(2)                117,430(2)                 827,736(2)

Cygni S.A.                                   34,285(3)                 34,285(3)                       -

Abraham Berliner                              6,857(3)                  6,857(3)                       -

Joseph H. Berliner Defined
  Benefit Pension Plan                        6,857(3)                  6,857(3)                       -

TLG Realty, LLC                              20,572(3)                 20,572(3)                       -

Veron International Limited                  54,857(3)                 54,857(3)                       -

Dennis Choy                                   7,200(3)                  7,200(3)                       -

Biotechnology Development Fund LP            27,428(3)                 27,428(3)                       -

Clarion Capital Corporation                  13,713(3)                 13,713(3)                       -

Victor S. Lee                                27,360(3)                 27,360(3)                       -

Joseph Owadeyah                              13,715(3)                 13,715(3)                       -

Paradigm Group LLC                           72,321(4)                 72,321(4)                       -

PGP Investors 1, LLC                         68,571(3)                 68,571(3)                       -

Interfiducia Trust Reg TTEE
The Vas Family Trust                         27,600(3)                 27,600(3)                       -

Roisen Mark Sater & Amanda J. Sater          16,200(3)                 16,200(3)                       -

James O. & Janice M. York                    12,000(3)                 12,000(3)                       -

Michael Shina                                27,600(3)                 27,600(3)                       -


Charles Chambers                             13,200(3)                 13,200(3)                       -

William Lurie                                 6,000(3)                  6,000(3)                       -


Robert C. Hastings, Jr.                       7,200(3)                  7,200(3)                       -

Frank R. Kuhn                                 7,200(3)                  7,200(3)                       -

Teena Lerner                                 30,769(5)                 30,769(5)                       -

Oscar Gruss & Son, Incorporated              31,109(5)                 31,109(5)                       -

Michael Feintuch                              3,456(5)                  3,456(5)                       -

Reid Howard Drescher                            600(5)                    600(5)                       -

Alan Nisselson as trustee in
bankruptcy for Rodman & Renshaw              30,000(5)                 30,000(5)                       -

Julia Heckman                                 2,250(5)                  2,250(5)                       -

John J. Borer, III                            4,500(5)                  4,500(5)                       -

Karl Schmidt                                  5,708                     5,708                          -

Andrew Swartz                                     496                       496                        -

Anthony Viscogliosi                          15,000(5)                 15,000(5)                       -

Dian Griesel                                 25,000(5)                 25,000(5)                       -

Henry Orlinsky                               38,183(6)                 10,000(6)                  28,183(6)

Menachem Genack                              15,022(6)                  3,039(6)                  11,583(6)

-------


* The number of Shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the United States Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after June 11, 1999. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

     Except for information in our records and reports filed by them with us, we have no knowledge of whether any of the Selling Shareholders own any other shares of our Common Stock or options or warrants to purchase shares of our Common Stock. We believe that none of the Selling Shareholders will own 1% or more of our outstanding shares if they sell all of their shares registered for sale, except Pequot Capital Management, Inc., who will own 8.3%, and Joseph Stechler who will own 12.3%.

(1) Shares held by three investment funds. The Company believes that Pequot Capital Management, Inc. has sole or shared investment and/or voting power for these shares. Includes 81,153 shares issuable upon exercise of outstanding warrants.


(2) Includes the shares owned by Stechler & Company and 30,000 shares owned by a charitable foundation of which Mr. Stechler and another member of his family are the trustees and the following: (a) before sale of the registered shares, 210,500 shares to be issued by the Company to Mr. Stechler or Stechler & Company upon their exercise of outstanding options or warrants; (b) among the shares registered for sale 30,500 shares to be issued by the Company to Mr. Stechler upon his exercise of outstanding warrants; (c) after sale of the registered shares, 180,000 shares to be issued by the Company to Mr. Stechler or Stechler & Company upon their exercise of outstanding options and warrants. Does not include 1,314,900 shares held in investment accounts for clients of Stechler & Company. Stechler & Co.'s investment power over such investment accounts may be terminated at any time by such clients.

(3) One of every six shares included in this total is a share issuable upon exercise of an outstanding warrant held by such person.

(4) Includes 15,178 shares issuable upon the exercise of outstanding warrants.

(5) All of these shares are issuable upon exercise of outstanding warrants or options.

(6) The shares shown as owned by Mr. Henry Orlinsky include shares owned by his wife. Mr. Orlinsky disclaims any beneficial interest in such shares. Also includes the following: (a) before the sale of the registered shares, 28,043 shares and 12,639 shares issuable upon the exercise of outstanding warrants owned by Mr. Orlinsky and Mr. Genack, respectively; (b) except for 400 shares owned by Mr. Genack the shares registered for sale consists of shares to be issued by the Company upon the exercise of outstanding options and warrants owned by Messrs. Orlinsky and Genack; (c) after the sale of the registered shares, 18,043 shares to be issued to Mr. Orlinsky (and his wife) and 10,000 shares to be issued to Mr. Genack by the Company upon their exercise of outstanding options and warrants.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

       We are currently authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share, of which 6,563,753 shares were issued and outstanding as of June 15, 1999.

       The holders of our Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by shareholders. Shares of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

OPTIONS AND WARRANTS

       The following options and warrants to purchase shares of our Common Stock which we have granted are presently outstanding.

       CLASS B WARRANTS. These warrants are publicly traded, are exercisable at a price of $15.00 per share and expire on November 30, 1999. There are 1,188,600 Class B Warrants outstanding.

       LOCK UP WARRANTS. These warrants are exercisable at a price of $1.00 per share and expire January 19, 2000. There are 161,011 Lock Up Warrants outstanding.

       STOCK OPTION PLAN. We have reserved 1,543,250 shares for issuance upon the exercise of stock options included in our 1996 Stock Option Plan. Options to purchase 939,750 shares at prices ranging from $6.00 to $21 3/8 have been granted by us and are currently outstanding.

       OTHER WARRANTS. We have reserved 750,266 shares for issuance upon the exercise of other warrants granted by us. Such warrants are exercisable at prices ranging from $6.00 to $14.25 per share and expire at various times from June 20, 1999 to March 26, 2004.

GENERAL CORPORATION LAW PROVISIONS

       A Delaware statute prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's voting stock) from engaging in a "business combination" with the Delaware corporation for three years following the date the person became an interested stockholder unless, generally speaking, the transaction is approved by Ortec's Board of Directors and the vote of two thirds of the outstanding shares not owned by such interested stockholder. This statute could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment for our shares of a premium over market price or changes in control or management of the Company.

TRANSFER AND WARRANT AGENT

       The transfer agent for our Common Stock and the warrant agent for our publicly traded Class B Warrants, is Jersey Transfer and Trust Co., whose address is 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.

                              PLAN OF DISTRIBUTION

       All of the shares of Common Stock offered pursuant to this prospectus are being offered by the holders thereof (collectively, the "Holders"), and, therefore, we will not receive any proceeds resulting from the sale of any of such shares, except for any proceeds from the exercise, if any, of the Options and Warrants.

       The shares of Common Stock covered by this prospectus may be sold from time to time to purchasers directly by the Holders. Alternatively, the Holders of any such shares may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Holders and any underwriters, dealers or agents who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this prospectus:

       (a)    Our Annual Report on Form 10-K for the year ended December 31,
              1998.

       (b)    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
              1999.

       (c) The description of the Common Stock set forth in our Registration Statement on Form 8-A filed December 5, 1995, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                  LEGAL MATTERS

       The legality of the Common Stock included in this prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York. Gabriel

Kaszovitz, a member of such firm, is a shareholder of the Company and is the owner of an option expiring April 1, 2001 for the purchase of 10,000 shares of Common Stock at $6.00 per share.

                                     EXPERTS

       The financial statements of the Company, incorporated by reference in this prospectus, from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been incorporated herein in reliance on the report of Grant Thornton LLP, Independent Certified Public Accountants, given on the authority of that firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Our Certificate of Incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our shareholders for monetary damages for breach of fiduciary duty as a director, provided that our Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our shareholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our shareholders ability to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

       In addition, our Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

       Since January 20, 1996, we have been subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, we have and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our Common Stock is listed on the NASDAQ SmallCap Market and reports and information concerning the Company can also be inspected through such exchange. We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

       We will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to Mr. Ron Lipstein, Secretary, Ortec International, Inc., 3960 Broadway, New York, NY 10032, or by telephone at (212) 740-6999.

       We have filed with the Commission a Registration Statement on Form S-3 and all schedules and exhibits thereto under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to such Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is expected that the following expenses will be incurred in connection with the issuance and distribution of the Common Stock being registered. All such expenses are being paid by the Company.

    SEC Registration fee .............................                   $ 2,127
    *Printing  and Edgarization ......................                     4,500
    *Accountants' fees and expenses ..................                     3,000
    *Attorneys' fees and expenses ....................                    15,000
    *Miscellaneous ...................................                       373
                                                                         -------
    *Total ...........................................                   $25,000
                                                                         =======

-------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

       In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

Exhibit Number     Description
--------------     -----------

   4.1           Form of Certificate evidencing shares of Common Stock(1)

   5.1 Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel for the Registrant*

  23.1           Consent of Grant Thornton LLP*

  23.2 Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in Exhibit 5.1)*

-----
*        Filed herewith

(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-96090), or Amendment 1 thereto, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

       2. That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       4. That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the shares of Common Stock offered herein, and the offering of such shares of Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

       5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, indemnification agreement, insurance or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 15, 1999.

                                              ORTEC INTERNATIONAL, INC.

                                              By:  /s/ Steven Katz
                                                 ----------------------
                                                  Steven Katz, PhD
                                                  President


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     Signature                                     Title                                Date
     ---------                                     -----                                ----
/s/ Steven Katz                      President, Chief Executive Officer             June 15, 1999
---------------                      and Chairman (Principal Executive
Steven Katz, PhD                     Officer)


/s/ Mark Eisenberg                   Senior Vice President, Research and            June 15, 1999
------------------                   Development, and Director
Dr. Mark Eisenberg

/s/ Ron Lipstein                     Chief Financial Officer, Secretary,            June 15, 1999
----------------                     Treasurer and Director (Principal
Ron Lipstein                         Financial and Accounting Officer)


/s/ Alain M. Klapholz                Vice President, Operations, and                June 15, 1999
---------------------                Director
Alain M. Klapholz

                                     Director
---------------------
Joseph Stechler

/s/ Steven Lilien                    Director                                       June 14, 1999
---------------------
Steven Lilien, PhD

                                                   EXHIBIT INDEX

            Exhibit Number      Description
            --------------      -----------

                4.1             Form of Certificate evidencing shares of Common
                                Stock(1)


                5.1 Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel for the Registrant*


                23.1            Consent of Grant Thornton LLP*

                23.2 Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in Exhibit 5.1)*

-----
*        Filed herewith

(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-96090), or Amendment 1 thereto, and incorporated herein by reference.